Exhibit 99.1

The Pepsi Bottling Group Reports Strong Top-Line Growth and Record Earnings for 2007

  Comparable EPS Growth of 16% to $2.20; Reported EPS Up 6% to $2.29
  Comparable Operating Income Growth of 8% with Reported Up 5%
  Double-Digit Cash Flow Growth
  Company Confirms 2008 Guidance

SOMERS, N.Y.--(BUSINESS WIRE)--The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced financial results for the fourth quarter and full-year 2007. For the full year, the Company reported revenue of $13.6 billion, a seven percent increase over the previous year. Net income for the year was $532 million, or diluted earnings per share (EPS) of $2.29. This includes a net after-tax gain of $21 million, or $0.09 per diluted share, from tax items, restructuring charges and an asset disposal charge. On a comparable basis, full-year 2007 net income was $511 million or diluted EPS of $2.20. For 2006, PBG reported net income of $522 million, or diluted EPS of $2.16, which included a net after-tax gain of $0.27 due to the reversal of tax reserves and income tax law changes.

PBG reported net income of $81 million in the fourth quarter, or diluted EPS of $0.35. This includes a net after-tax charge of $11 million or approximately $0.05 per diluted share due to restructuring charges, an asset disposal charge and tax items. Comparable diluted EPS was $0.39. In the fourth quarter of 2006, the company reported net income of $133 million, or diluted EPS of $0.55, including a $0.22 per diluted share gain due primarily to the reversal of tax reserves.

“PBG had an outstanding year in 2007 because we executed our game plan with precision and discipline," said PBG President and Chief Executive Officer Eric Foss. "We delivered strong worldwide net revenue per case growth despite significant commodity cost pressures and achieved impressive productivity gains through operational excellence. We accomplished these objectives while still investing for future growth, a balance that positions us well for the long-term.

“We are confident that we have the right strategy in place to continue building on our proven track record of success,” Foss continued. “With a clear plan for delivering profitable top-line growth in the U.S. and Canada, a focus on fully leveraging the growth potential in Europe and particularly Russia, and a commitment to achieving sustainable profitability improvements in Mexico, we will be able to optimize our performance in 2008 and beyond.”

Full-Year 2007 Results

PBG’s worldwide revenue increased seven percent for the year, driven by solid growth across each of the Company’s geographic segments. Total worldwide physical case volume was even with the prior year. Volume in the United States was flat. European volume grew four percent, led by a 17 percent improvement in Russia. In Mexico, volume declined two percent. All volume results are on a constant territory basis. (See Editor’s Note)

The Company continued its strong track record of net revenue per case growth, with a six percent increase worldwide. Each of the Company’s geographic segments had net revenue per case improvements, with the U.S. increasing four percent.

Reported gross profit per case improved six percent, including half of a percentage-point increase from the consolidation of the Russian joint venture with PepsiCo.

Comparable worldwide operating income growth of eight percent was led by strong performance across the U.S. and Canada segment and Europe. Operating income in Mexico decreased due to volume declines, greater cost of goods sold (COGS) and higher selling, delivery and administrative (SD&A) expenses. Reported worldwide operating income for the year increased five percent. The table below provides a summary of items impacting operating income and diluted EPS comparability.

Foreign currency translation contributed about two percentage points of growth to net revenue, COGS and SD&A expenses. The net effect on operating income growth was about one percentage point.

Operating free cash flow grew 14 percent to $597 million. The Company continued its trend of returning cash to shareholders. In 2007, about $550 million was returned to shareholders through cash dividends and repurchases of shares. PBG repurchased approximately 13 million shares of common stock during 2007.

Items Affecting Comparability – Full-Year 2007 Results

		Diluted EPS [2]
	FY 2007 Operating Income Growth Rates [1]	FY 2007	FY 2006	FY 2007 Growth Rates [1]
Comparable Results	8%	$2.20	$1.89	16%
Reversal of Net Tax Contingency Reserves	-	$0.20	$0.22
Other Tax Gain	-	$0.04	$0.05
Restructuring Charges	(3)	($0.09)	-
Asset Disposal Charge	(2)	($0.06)	-
Russian Joint Venture	3	-	-
Reported Results	5%	$2.29	$2.16	6%

[1] Percentage change shown is rounded to the nearest whole number.
[2] Each line item of diluted EPS is calculated to the fourth decimal place and then rounded to the second decimal place.

Fourth Quarter 2007 Results

Total worldwide physical case volume for the fourth quarter was flat. In the U.S., physical case volume was flat, with take-home volume up one percent and cold drink down three percent. In Mexico, volume was down two percent, with declines in carbonated soft drink and jug water volume mitigated by strong bottled water and non-carbonated beverage growth. In Europe, volume declined one percent for the quarter. Strong volume growth of 11 percent in Russia was offset by softness in Spain and Turkey.

Foreign currency translation contributed about three percentage points of growth to net revenue, COGS and SD&A expenses. The net effect on operating income was about one percentage point.

Worldwide net revenue per case improved eight percent, driven by solid rate improvements across all segments.

Reported COGS per case increased seven percent in the quarter, including a half of a percentage point reduction from the Russian joint venture. COGS performance reflected increases in concentrate and sweetener costs. Gross profit per case grew nine percent as pricing gains more than offset the COGS increase. The Russian joint venture increased gross profit per case by half of a percentage point.

PBG’s worldwide reported operating income decreased 10 percent in the quarter. This was driven by an 11 percent increase in SD&A expenses due to strategic spending and a pre-tax charge of $33 million related to restructuring actions and asset disposals of select full service vending equipment.

Items Affecting Comparability - Fourth Quarter 2007 Results

		Diluted EPS [2]
	Q4 2007 Operating Income Growth Rates [1]	Q4 2007	Q4 2006	Q4 2007 Growth Rates [1]
Comparable Results	2%	$0.39	$0.33	20%
Reversal of Net Tax Contingency Reserves	-	-	$0.22
Other Tax Gain	-	$0.04	-
Restructuring Charges	(5)	($0.03)	-
Asset Disposal Charge	(11)	($0.06)	-
Russian Joint Venture	5	-	-
Reported Results	(10%)	$0.35	$0.55	(38%)

[1] Percentage change shown is rounded to the nearest whole number.
[2] Each line item of diluted EPS is calculated to the fourth decimal place and then rounded to the second decimal place.

2008 Guidance

In 2008, PBG expects to achieve top-line growth of about six to seven percent. PBG’s reported operating profit is expected to grow four to six percent for the year. Comparable diluted EPS are forecasted to be $2.30 to $2.38. Operating free cash flow is expected to be at least $620 million.

PBG will host a conference call at 11:00 a.m. EDT today to discuss its fourth quarter and full-year financial results. The live call and replay can be accessed by visiting the Investor Relations section of the Company’s website at http://www.pbg.com.

About PBG

The Pepsi Bottling Group, Inc. (www.pbg.com) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 70,000 employees and sales of nearly $14 billion, PBG has operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. To receive company news releases by e-mail, please visit www.pbg.com.

Editor’s Note:

Constant territory calculations assume a 52-week year and all significant acquisitions made in the prior year were made at the beginning of that year. These calculations exclude all significant acquisitions made in the current year.

Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 30, 2006.

Non-GAAP Measures:

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of the press release or in the attachments. In presenting “adjusted” or “comparable” results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including under the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Items Affecting Comparability

2007 Items

Reversal of Net Tax Contingency Reserves

During the third quarter of 2007, PBG recorded a non-cash benefit of approximately $46 million due to the reversal of net tax contingency reserves associated with the expiration of the statute of limitations on the IRS audit of its 2001 and 2002 tax returns.

Other Tax Gain

During the fourth quarter of 2007, tax law changes were enacted in Mexico and tax rate changes were enacted in Canada, resulting in a net increase in net income of approximately $10 million.

Restructuring Charges

Organizational Realignment Charge

In the third quarter of 2007, PBG announced a realignment in the Company’s organization. The total pre-tax charge for the realignment is expected to be $30 to $35 million. PBG recorded pre-tax restructuring charges associated with this realignment during the third quarter and fourth quarter of 2007 of $20 million and $6 million, respectively. The remaining charges will be taken in the first quarter of 2008.

Other Restructuring Charges

In the fourth quarter of 2007, the Company implemented and completed a second phase of restructuring to improve operating efficiencies. PBG recorded approximately $4 million of pre-tax costs mainly related to employee termination costs in Mexico.

Asset Disposal Charge

During the fourth quarter of 2007, PBG adopted a Full Service Vending Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. The total pre-tax charge for this plan is expected to be $30 to $35 million. PBG recorded a pre-tax charge of approximately $23 million during the fourth quarter related to the disposal of select full service vending equipment. The remaining charges will be taken in the first half of 2008.

PR Beverages Venture (the Russian joint venture)

On March 1, 2007, together with PepsiCo, PBG formed PR Beverages Limited, a joint venture that will enable the Company to strategically invest in Russia to accelerate its growth. PBG consolidates the venture into its financial results. The joint venture has no impact on diluted EPS.

2006 Items

Reversal of Net Tax Contingency Reserves

Included in PBG’s 2006 results was an approximate $0.22 tax gain which was primarily driven by the reversal of approximately $55 million of tax contingency reserves in the fourth quarter of 2006. These reserves related to the IRS audit of the Company’s 1999-2000 income tax returns.

Other Tax Gain

During 2006, tax rate changes were enacted in Canada, Turkey, and in various U.S. jurisdictions resulting in an increase in net income of $10 million.

2008 Guidance

The Company has presented its 2008 guidance relating to diluted EPS and operating income growth on a reported and comparable basis. The comparable guidance excludes the 2008 impact from the Organizational Realignment Charge and the Asset Rationalization Charge.

	Operating Income Growth Rates	Diluted EPS
Reported Guidance	7% to 11%	$2.25 to $2.36
Restructuring Charges	(2)% to (3)%	$0.01 to $0.02
Asset Disposal Charge	(1)% to (2)%	$0.01 to $0.03
Comparable Guidance	4% to 6%	$2.30 to $2.38

Operating Free Cash Flow

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.

The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

PBG expects its full-year 2008 OFCF to be at least $620 million. PBG also expects capital expenditures to exceed $800 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be about $1.4 billion. The Company is unable to separately estimate the excess tax benefits from the exercise of stock options.

	2007 OFCF	2006 OFCF	Growth Rate
Net cash provided by operations	$1,437	$1,228	17%
Less: Capital expenditures	854	725
Plus: Excess tax benefits from the exercise of stock options	14	19
Operating Free Cash Flow	$597	$522	14%
THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
in millions, except per share amounts

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Net revenues	$4,036	$3,765	$13,591	$12,730
Cost of sales	2,199	2,072	7,370	6,900

Gross profit	1,837	1,693	6,221	5,830
Selling, delivery and administrative expenses	1,657	1,495	5,150	4,813

Operating income	180	198	1,071	1,017
Interest expense, net	75	80	274	266
Other non-operating (income) expenses, net	(4)	-	(6)	11
Minority interest	22	11	94	59

Income before income taxes	87	107	709	681
Income tax expense (benefit)	6	(26)	177	159

Net income	$81	$133	$532	$522

Basic earnings per share	$0.36	$0.57	$2.35	$2.22

Weighted-average shares outstanding	224	234	226	236

Diluted earnings per share	$0.35	$0.55	$2.29	$2.16

Weighted-average shares outstanding	232	240	233	242

Note: Certain reclassifications were made to our 2006 Condensed Consolidated Statements of Operations to conform to the 2007 presentation.
THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
in millions, except per share amounts

	December 29,	December 30,
	2007	2006
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$647	$629
Accounts receivable, net	1,520	1,332
Inventories	577	533
Prepaid expenses and other current assets	342	255
Total Current Assets	3,086	2,749

Property, plant and equipment, net	4,080	3,785
Other intangible assets, net	4,181	3,768
Goodwill	1,533	1,490
Other assets	235	135
Total Assets	$13,115	$11,927

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable and other current liabilities	$1,968	$1,677
Short-term borrowings	240	357
Current maturities of long-term debt	7	17
Total Current Liabilities	2,215	2,051

Long-term debt	4,770	4,754
Other liabilities	1,186	1,205
Deferred income taxes	1,356	1,293
Minority interest	973	540
Total Liabilities	10,500	9,843

Shareholders' Equity
Common stock, par value $0.01 per share:
Authorized 900 shares, issued 310 shares	3	3
Additional paid-in capital	1,805	1,751
Retained earnings (including $5 from the impact of FIN 48 in 2007)	3,124	2,708
Accumulated other comprehensive loss	(48)	(361)
Treasury stock: 86 shares and 80 shares at December 29, 2007 and December 30, 2006, respectively
	(2,269)	(2,017)
Total Shareholders' Equity	2,615	2,084
Total Liabilities and Shareholders' Equity	$13,115	$11,927
THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
in millions

	52 Weeks Ended
	December 29,	December 30,
	2007	2006
	(unaudited)
Cash Flows - Operations
Net income	$532	$522
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	669	649
Stock-based compensation	62	65
Changes in working capital and other non-cash charges	390	174
Casualty insurance payments	(70)	(67)
Pension contributions	(70)	(68)
Other, net	(76)	(47)

Net Cash Provided by Operations	1,437	1,228

Cash Flows - Investments
Capital expenditures	(854)	(725)
Acquisitions, net of cash acquired	(49)	(33)
Proceeds from sale of property, plant and equipment	14	18
Other investing activities, net	6	9

Net Cash Used for Investments	(883)	(731)

Cash Flows - Financing
Borrowing activities, net	(168)	104
Dividends paid	(113)	(90)
Excess tax benefit from the exercise of stock options	14	19
Treasury stock transactions, net	(280)	(385)
Minority interest distribution	(17)	(19)

Net Cash Used for Financing	(564)	(371)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	28	1

Net Increase in Cash and Cash Equivalents	18	127
Cash and Cash Equivalents - Beginning of Period	629	502

Cash and Cash Equivalents - End of Period	$647	$629

Supplemental Information

Capital expenditures incurred	(869)	(732)
Change in accounts payable and other current liabilities related to capital expenditures	15	7
Cash paid for capital expenditures	(854)	(725)

Note: Certain reclassifications were made to our 2006 Condensed Consolidated Statement of Cash Flows to conform to the 2007 presentation.
THE PEPSI BOTTLING GROUP, INC.
Fourth Quarter 2007 Earnings Release
Segment Data (unaudited)
in millions

Fourth Quarter	16 Weeks Ended	16 Weeks Ended

	December 29,	December 30,
	2007	2006
Net Revenues

U.S. & Canada	$3,042	$2,893
Europe	545	446
Mexico	449	426
Total net revenues	$4,036	$3,765

Operating Income

U.S. & Canada	$148	$181
Europe	7	(4)
Mexico	25	21
Total operating income	180	198
Interest expense, net	75	80
Other non-operating income, net	(4)	-
Minority interest	22	11
Income before income taxes	$87	$107

Full Year	52 Weeks Ended	52 Weeks Ended

	December 29,	December 30,
	2007	2006
Net Revenues

U.S. & Canada	$10,336	$9,910
Europe	1,872	1,534
Mexico	1,383	1,286
Total net revenues	$13,591	$12,730

Operating Income

U.S. & Canada	$893	$878
Europe	106	57
Mexico	72	82
Total operating income	1,071	1,017
Interest expense, net	274	266
Other non-operating (income) expenses, net	(6)	11
Minority interest	94	59
Income before income taxes	$709	$681

CONTACT:
The Pepsi Bottling Group, Inc.
Public Relations
Jeff Dahncke, 914-767-7690
jeff.dahncke@pepsi.com
or
Investor Relations
Mary Winn Settino, 914-767-7216
marywinn.settino@pepsi.com